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                                                                    EXHIBIT 99.1


[LETTERHEAD OF HAWAIIAN AIRLINES, INC.]


FOR IMMEDIATE RELEASE                                     Contact:  Keoni Wagner
Friday, December 8, 1995                                          (808) 838-6778


            HAWAIIAN AIRLINES REACHES AGREEMENT WITH INVESTOR GROUP

     HONOLULU -- Hawaiian Airlines' board of directors has unanimously approved a series of related agreements reached with labor representatives, a major creditor and an investor group that is expected to result in an infusion of no less than $20 million in new equity capital and provide for future cost savings for the Honolulu-based airline.

     The agreements are subject to, among other things, ratification by the company's union employees and then approval by shareholders at a special shareholders meeting scheduled for January 25, 1996. If all conditions are met, the company anticipates closing the transaction no later than January 31, 1996.

     On November 6, 1995, Hawaiian announced that it had signed a letter of intent with a private investor group, Airline Investors Partnership (AIP), to infuse $20 million into Hawaiian in return for a controlling interest in the airline company. The transaction was conditioned on Hawaiian's reaching agreements with other parties, including Hawaiian's labor groups and American Airlines, which leases DC-10 aircraft to Hawaiian.

     Bruce R. Nobles, Hawaiian's chairman, president and chief executive officer, said the airline has reached agreements with representatives of the company's major labor groups which will contribute to cost containment efforts over the next several years.

     In addition, Hawaiian has reached an agreement with American Airlines to restructure past due DC-10 lease rent and maintenance fees related to Hawaiian's use of American aircraft, and to restructure aircraft lease terms going forward.

     "Thanks to the hard work of every employee at Hawaiian and the vision of our business partners, we now have the opportunity to put Hawaiian Airlines back on stable financial footing for the first time in nearly 10 years," Noble said.

     In return for the $20 million cash infusion, AIP will receive 18,181,818 shares of Hawaiian's common stock and will be entitled to name six of the 11 seats on the airline's board of directors. The transaction also includes a plan to extend a Rights Offering to Hawaiian's shareholders sometime in 1996, giving them the opportunity to share in the enhanced value of the company by buying additional shares at a substantially discounted price.
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     If fully subscribed, such an offering would infuse no less than $11.1 million of capital into Hawaiian in addition to the $20 million received from AIP.

     Nobles said the cash infusion would be used for working capital for the company.



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